UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2011

Revonergy Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-10822	98-0589723
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

Landmark House
17 Hanover Square
London, United Kingdom		W1S 1HU
(Address of principal executive offices)		(Zip Code)

+44-207-993-5700
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01—ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 14, 2011 (the “Effective Date”), Revonergy Inc. entered into a Joint Venture Earn-In Agreement with Minera Polymet Limitada, a Chilean corporation that is a 99% owned subsidiary of Red Metal Resources Ltd.  Red Metal is Nevada corporation whose shares are traded on the OTCBB under the symbol RMES.

Under the terms of the agreement, Revonergy paid Minera Polymet $35,000, which Minera Polymet is to use to complete its acquisition of the Perth mineral properties located north of Vallenar, Chile.  If Minera Polymet fails to complete the purchase of the Perth properties within 30 days of the Effective Date, it must return the $35,000 to Revonergy.

If Minera Polymet is successful in acquiring the Perth properties, Revonergy can earn up to a 50% interest in the properties if it successfully completes the following activities:

•	A Phase I exploration program costing at least $115,000 within one year of the Effective Date;

•	A Phase II exploration program costing at least $300,000 within two years of the Effective Date; and

•	A Phase III exploration program costing at least $1.0 million that justifies completing a preliminary feasibility study within three years of the Effective Date.

Revonergy can earn an additional 15% interest, for a total of 50%, if it completes a preliminary feasibility study within four years of the Effective Date.

The agreement provides that Revonergy will pay for 100% of the exploration and feasibility study costs, while all activities will be managed by Minera Polymet.  Revonergy will also pay Red Metal a 10% management fee on all work programs.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

(b)           The following is filed as an exhibit to this report:

Exhibit Number	Title of Document	Location

10	Material Contract
10.05	Joint Venture Earn-In Agreement between Minera Polymet Limitada and Revonergy Inc.	Attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REVONERGY INC.
Registrant

Date: March 18, 2011	By:	/s/ Kenneth G.C. Telford
Kenneth G.C. Telford
Chief Financial Officer